Filed Pursuant to Rule 433
Dated November 6, 2006
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	November 6, 2006

Settlement Date (Original Issue Date):	November 9, 2006

Maturity Date:	November 1, 2012

Principal Amount:	US$625,000,000

Price to Public (Issue Price):	99.998%

Agents Commission:	0.30%

All-in Price:	99.698%

Accrued Interest:	US$764,062.50

Net Proceeds to Issuer:	US$623,876,562.50 (which includes accrued interest)

Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Spread (plus or minus):	Plus 0.13%

Index Maturity:	Three Months

Index Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on each February 1, May 1, August 1, and November 1 of each year, commencing February 1, 2007 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 433
Dated November 6, 2006
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to each Interest Reset Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Dates (if any):	N/A

Call Notice Period:	N/A

Put Dates (if any):	N/A

Put Notice Period:	N/A

CUSIP:	36962GZ49

ISIN:	US36962GZ490

Common Code:	N/A

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$300,000,000 principal amount of Floating Rate Notes due November 1, 2012 as described in the Issuers pricing supplement number 4466 dated October 25, 2006.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.998% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes.

Institution Commitment

HSBC Securities (USA) Inc. $300,000,000

Morgan Stanley & Co. Incorporated $262,500,000

Citigroup Capital Markets Inc. $ 62,500,000

Total: $625,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 433
Dated November 6, 2006
Registration Statement: No. 333-132807

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049, Citigroup Capital Markets Inc. at 1-212-723-6104 or Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Investor Communications of the Issuer at 1-203-357-3950.